Dated: January 1, 2010

SCHEDULE A

TO THE
INVESTMENT ADVISORY AGREEMENT BETWEEN
MMA PRAXIS MUTUAL FUNDS
AND
MENNO INSURANCE SERVICE, INC.

NAME OF FUND	COMPENSATION(1)

MMA Praxis Intermediate Income Fund	Annual rate of forty one-hundredths of one percent (0.40%) of the average daily net assets of such Fund.

MMA Praxis Core Stock Fund	Annual rate of seventy-four one-hundredths of one percent (0.74%) of the average daily net assets of such Fund.

MMA Praxis International Fund	Annual rate of ninety one-hundredths of one percent (0.90%) of the average daily net assets of such Fund.

MMA Praxis Value Index Fund	Annual rate of thirty one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.

MMA Praxis Growth Index Fund	Annual rate of thirty one-hundredths of one percent (0.30%) of the average daily net assets of such Fund.

MMA Praxis Small Cap Fund	Annual rate of eighty-five one-hundredths of one percent (0.85%) of the average daily net assets of such Fund.

MMA Praxis Conservative Allocation Portfolio	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

MMA Praxis Balanced Allocation Portfolio	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

MMA Praxis Growth Allocation Portfolio	Annual rate of five one-hundredths of one percent (0.05%) of the average daily net assets of such Fund.

MMA PRAXIS MUTUAL FUNDS	MENNO INSURANCE SERVICE, INC.

By: _____________________________	By: _______________________________

Name: ___________________________	Name: _____________________________

Title: ____________________________	Title: ______________________________

______________________________
 (1)   All fees are computed daily and paid monthly.